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                                                                    EXHIBIT 23.1

Globalstar Telecommunications Limited:

     We consent to the incorporation by reference in Registration Statements No. 333-6477 and 333-22063 on Form S-3 of Globalstar Telecommunications Limited of our reports dated February 24, 1997 appearing in this Annual Report on Form 10-K of Globalstar Telecommunications Limited for the year ended December 31, 1996.

Deloitte & Touche LLP

San Jose, California
March 6, 1997